Exhibit 99.1

HUDSON TECHNOLOGIES REPORTS fourth quarter and YEAR END 2024 reSults

•	Strong unlevered balance sheet with $70.1 million in cash and no debt
•	Repurchased $8.1 million of common stock in 2024
•	Increased refrigerant reclamation volume by 18% in 2024

WOODCLIFF LAKE, NJ – March 6, 2025 – Hudson Technologies, Inc. (NASDAQ: HDSN) announced results for the fourth quarter and year ended December 31, 2024.

Brian F. Coleman, President and Chief Executive Officer of Hudson Technologies commented, “Our fourth quarter 2024 results reflected the seasonally slower sales activity we have historically seen outside of our nine-month selling season. Full year 2024 results reflected a challenging selling season in which market pricing for certain HFC refrigerants declined by up to 45% from last year’s levels which more than offset the slight gains we achieved in sales volume. The decline in refrigerant pricing was driven by higher than anticipated inventory levels up stream in the marketplace built up in advance of the HFC phaseout. During our many decades in this industry, we have successfully weathered unfavorable pricing environments by staying focused on what we can control – ensuring that our customers have the right refrigerants where and when they need them and promoting recovery and reclamation activities as our industry transitions to lower GWP equipment and refrigerants. We navigated 2024 with that focus and remain committed to our operating strategy. In fact, our overall reclaim activity increased 18% in 2024.

“As we move through 2025, we maintain our long-term view that the current phase down of HFC refrigerants creates a significant opportunity for our reclamation business. The installed base of HFC equipment will be operable for many years to come, and as the supply of virgin HFCs becomes limited, reclaimed HFCs will be needed to fill the anticipated supply/demand gap. With that in mind, we are intent on maximizing our recovery and reclamation capabilities, as evidenced by our strategic acquisition of USA Refrigerants in June 2024. Refrigerant recovery is integral to the reclamation process and the USA Refrigerants acquisition provides Hudson access to a previously untapped recovery network. This, coupled with our ongoing efforts to promote recovery in the field, has strengthened our reclaimed refrigerant supply chain. We are now better positioned to continue to grow our leadership position in the reclamation landscape.

“Our strong unlevered balance sheet with $70.1 million in cash and no debt at December 31, 2024 provides us the financial flexibility to continue executing on our three-pillar capital allocation strategy: invest in organic growth; explore acquisition opportunities; and opportunistically repurchase stock. During the fourth quarter, we repurchased $5.5 million of common stock under the stock buyback plan that was originally established in the third quarter of 2024. During full year 2024, the Company repurchased $8.1 million of common stock,” Mr. Coleman concluded.

Three Months Results

For the quarter ended December 31, 2024, Hudson reported:

•	Revenues of $34.6 million, a decrease of 23% compared to revenues of $44.9 million in the comparable 2023 period. The decrease is related to decreased prices for certain refrigerants and lower DLA activity.
•	Gross margin of 17%, compared to 31% in the fourth quarter of 2023. The gross margin compression in 2024 was predominately price driven.
•	Selling, general and administrative expenses decreased to $8.0 million compared to $8.5 million in the fourth quarter of 2023.

•	Operating loss of ($3.2) million, compared to operating income of $4.7 million in the prior year period.
•	Net loss of ($2.6) million or ($0.06) per basic and diluted share in the fourth quarter of 2024, compared to net income of $3.9 million or $0.09 per basic and $0.08 per diluted share in the same period of 2023.

Full Year 2024 Results

For the full year ended December 31, 2024, Hudson reported:

•	Revenues of $237.1 million, a decrease of 18% compared to revenues of $289.0 million for 2023. Revenues declined due to decreased selling prices for certain refrigerants, partially offset by slightly increased sales volumes. Additionally, as expected, revenue from the Company’s DLA contract during full year 2024 declined as compared to full year 2023 contract revenue, related to surge purchases of approximately $20 million recorded in 2023.
•	Gross margin of 28%, compared to gross margin of 39% in full year 2023. The gross margin compression in 2024 was predominately price driven.
•	Selling, general and administrative expenses increased to $33.0 million compared to $30.5 million in 2023. Included in the 2024 selling, general and administrative expenses are approximately $0.7 million of costs associated with the USA Refrigerants acquisition and IT expenses.
•	Operating income of $29.3 million compared to operating income of $78.2 million in 2023.
•	Net income of $24.4 million or $0.54 per basic and $0.52 per diluted share, compared to net income of $52.2 million or $1.15 per basic and $1.10 per diluted share in full year 2023. Net income in full year 2024 included approximately $2.3 million of non-recurring income, arising in part from proceeds of a litigation settlement.

Conference Call Information

Hudson Technologies will host a conference call and webcast on Thursday, March 6, 2025 at 5:00 p.m. Eastern Time to discuss the Company’s fourth quarter and full year 2024 results.

Please visit this link at least 5 minutes prior to the scheduled start time in order to register and receive dial-in and webcast details.

A replay of the teleconference will be available until April 5, 2025, and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 52007.

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative and sustainable refrigerant products and services to the Heating Ventilation Air Conditioning and Refrigeration industry. For nearly three decades, we have demonstrated our commitment to our customers and the environment by becoming one of the first in the United States and largest refrigerant reclaimers through multimillion dollar investments in the plants and advanced separation technology required to recover a wide variety of refrigerants and restoring them to Air-Conditioning, Heating, and Refrigeration Institute standard for reuse as certified EMERALD Refrigerants™. The Company's products and services are primarily used in commercial air conditioning, industrial processing and refrigeration systems, and include refrigerant and industrial gas sales, refrigerant management services consisting primarily of reclamation of refrigerants and RefrigerantSide® Services performed at a customer's site, consisting of system decontamination to remove moisture, oils and other contaminants. The Company’s SmartEnergy OPS® service is a web-based real time continuous monitoring service applicable to a facility’s refrigeration systems and other energy systems. The Company’s Chiller Chemistry® and Chill Smart® services are also predictive and diagnostic service offerings. As a component of the Company’s products and services, the Company also generates carbon offset projects.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the demand and price for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements that become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, the ability to meet financial covenants under its existing credit facility, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the Company may seek to conduct business, the Company’s ability to successfully integrate any assets it acquires from third parties into its operations, and other risks detailed in the Company's 10-K for the year ended December 31, 2023 and other subsequent filings with the Securities and Exchange Commission. The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact: John Nesbett/Jennifer Belodeau IMS Investor Relations (203) 972-9200 jnesbett@imsinvestorrelations.com	Company Contact: Brian F. Coleman, President & CEO Hudson Technologies, Inc. (845) 735-6000 bcoleman@hudsontech.com

Hudson Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(unaudited)

(Amounts in thousands, except for share and par value amounts)

	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$70,134	$12,446
Trade accounts receivable – net	13,629	25,169
Inventories	96,247	154,450
Income tax receivable	6,284	5,438
Prepaid expenses and other current assets	9,218	7,492
Total current assets	195,512	204,995

Property, plant and equipment, less accumulated depreciation	21,554	19,375
Goodwill	62,280	47,803
Intangible assets, less accumulated amortization	14,100	14,771
Right of use asset	6,878	6,591
Other assets	2,328	3,137
Total Assets	$302,652	$296,672

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$8,692	$23,399
Accrued expenses and other current liabilities	33,813	31,537
Accrued payroll	3,704	3,615
Other short-term liabilities	1,600	—
Total current liabilities	47,809	58,551
Deferred tax liability	4,076	4,558
Long-term lease liabilities	4,917	4,790
Total Liabilities	56,802	67,899

Commitments and contingencies

Stockholders’ equity:
Preferred stock, shares authorized 5,000,000: Series A Convertible preferred stock, $0.01 par value ($100 liquidation preference value); shares authorized 150,000; none issued or outstanding	—	—
Common stock, $0.01 par value; shares authorized 100,000,000; issued and outstanding: 44,284,374 and 45,502,380 respectively	443	455
Additional paid-in capital	110,792	118,091
Retained earnings	134,615	110,227
Total Stockholders’ Equity	245,850	228,773

Total Liabilities and Stockholders’ Equity	$302,652	$296,672

Hudson Technologies, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

(Amounts in thousands, except for share and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2024	2023	2024	2023
Revenues	$34,643	$44,856	$237,118	$289,025
Cost of sales	28,869	30,886	171,410	177,518
Gross profit	5,774	13,970	65,708	111,507

Operating expenses:
Selling, general and administrative	7,998	8,532	33,017	30,542
Amortization	1,022	698	3,390	2,793
Total operating expenses	9,020	9,230	36,407	33,335

Operating (loss) income	(3,246)	4,740	29,301	78,172

Other income (expense)	527	(246)	2,726	(8,352)

Income (loss) before income taxes	(2,719)	4,494	32,027	69,820

Income tax (benefit) expense	(154)	549	7,639	17,573

Net (loss) income	$(2,565)	$3,945	$24,388	$52,247

Net (loss) income per common share – Basic	$(0.06)	$0.09	$0.54	$1.15
Net (loss) income per common share – Diluted	$(0.06)	$0.08	$0.52	$1.10
Weighted average number of shares outstanding – Basic	44,863,767	45,496,296	45,329,789	45,385,433
Weighted average number of shares outstanding – Diluted	44,863,767	47,446,365	47,076,477	47,338,231

Hudson Technologies, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Amounts in thousands)

	For the years ended December 31,
	2024	2023
Cash flows from operating activities:
Net income	$24,388	$52,247
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	2,997	2,989
Amortization of intangible assets	3,390	2,793
Impairment of long lived assets	441	2,120
Lower of cost or net realizable value inventory adjustment	3,028	(2,259)
Allowance for doubtful accounts	(766)	659
Amortization of deferred finance cost	228	726
Loss on extinguishment of debt	—	3,427
Share based compensation	842	2,306
Deferred tax expense	(482)	4,314
Changes in assets and liabilities:
Trade accounts receivable	12,306	(4,957)
Inventories	60,248	(6,814)
Prepaid and other assets	(1,144)	(3,182)
Lease obligations	(92)	—
Income taxes receivable	(846)	(5,277)
Accounts payable and accrued expenses	(12,727)	9,455
Cash provided by operating activities	91,811	58,547

Cash flows from investing activities:
Payments for acquisition	(20,670)	—
Additions to property, plant, and equipment	(5,300)	(3,580)
Cash used in investing activities	(25,970)	(3,580)

Cash flows from financing activities:
Net proceeds from issuances of common stock and exercises of stock options	—	39
Repurchase of common shares	(8,146)	—
Excess tax benefits from exercise of stock options	(7)	(694)
Payment of deferred financing cost	—	—
Proceeds from long term debt	—	—
Repayment of long-term debt	—	(47,161)
Cash used in financing activities	(8,153)	(47,816)

Increase in cash and cash equivalents	57,688	7,151
Cash and cash equivalents at beginning of period	12,446	5,295
Cash and cash equivalents at end of period	$70,134	$12,446

Supplemental disclosure of cash flow information:
Cash paid during period for interest	$690	$4,475
Cash paid for income taxes	$8,990	$18,536
Property and equipment included in accrued expenses and other current liabilities	$655	337